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                                                                    Exhibit 10.5




                              SUBLICENSE AGREEMENT

     This revised SUBLICENSE AGREEMENT ("Sublicense" or "Agreement") is made and entered into by and BioDelivery Sciences International, Inc. and BioDelivery Sciences Inc. (herein jointly referred to as "BDS") and Tatton Technologies, LLC ("Tatton") as of this 10th day of August, 2001.

                             W I T N E S S E T H :

     WHEREAS, BDS is developing and commercializing a cochleate delivery system pursuant to patents, pending patent applications and proprietary and trade secret information (herein the "BDS Technology"); and

     WHEREAS, Tatton is developing and commercializing technology regarding certain apoptotic pharmaceutical and apoptotic nutriceutical treatments as described in the License Agreement dated July 20, 2000 between GreyCell Pharmaceutical Research, Inc. and Wm. Tatton, MD, PhD and Tatton, and in the License Agreement dated July 5, 2000 between The University of Toronto Innovations Foundation and Tatton (hereinafter jointly referred to as the "Tatton Technology"); and

     WHEREAS, BDS wishes to grant to Tatton a sublicense to all of the BDS Technology, whether patented or unpatented, for the delivery of apoptotic pharmaceuticals and apoptotic nutriceuticals, pursuant to the Tatton Technology.

     NOW THEREFORE, for good and valuable consideration, in hand received, including the mutual covenants and promises of the parties as set forth in this Agreement, the parties mutually agree as follows:

     1. SUBLICENSE. BDS hereby grants Tatton the exclusive, perpetual, worldwide right to commercialize, manufacture, sell, market, apply, and utilize all of the BDS Technology, whether patented or unpatented, for, but only for, the purposes of delivery of antiapoptotic pharmaceuticals and antiapoptotic nutriceuticals, which are specifically part of the Tatton Technology (the "Designated Use"). The parties expressly acknowledge that on the date hereof, BDS granted a separate sublicense to Warex, Inc. for use of the BDS Technology for the delivery of apoptotic pharmaceutical and apoptotic nutriceutical treatment of retinal disease and glaucoma, pursuant to the sublicense granted by Tatton to Warex on January 4, 2001 (the "Warex Sublicense"). The uses of the BDS Technology granted to Warex, Inc., pursuant to the Warex Sublicense are expressly excluded from the Designated Use granted to Tatton pursuant to this Agreement. Except as permitted in the Warex Sublicense, BDS shall not permit any other person or entity to use or apply the BDS Technology, or any part thereof, for the Designated Use, as defined herein, without the prior written permission of Tatton which may be withheld in the sole discretion of Tatton. Other than the specific restriction as set forth in the preceeding sentence which is by its terms limited to the Designated Use as defined herein, BDS shall be unrestricted in all application and uses of its technology during and following the term hereof. Further, BDS agrees to immediately notify Tatton of any use, infringement or claim threatened or asserted by any third party relating to the BDS Technology used for the Designated Use and

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will cooperate with Tatton in the defense of such infringement or claim as same relates to the Designated Use.

     2. COMMERCIALIZATION. Tatton agrees to exercise its reasonable efforts to commercialize the BDS Technology for the Designated Use through commercial sales, sublicenses, joint development agreements, and other commercialization efforts as determined appropriate in the sole discretion and judgment of Tatton.

     3. ROYALTY. Tatton agrees to pay BDS a royalty equal to thirty percent (30%) of all net profits earned by Tatton from the sale of products incorporating the BDS Technology or net proceeds from the sale, assignment or sublicense of the BDS Technology for the Designated Use as permitted herein ("Net Profit"). For purposes hereof, Net Profit, whether from the sale of products, sublicenses, assignments or other disposition, shall be: (i) computed in a consistent manner, in accordance with generally accepted accounting principles; (ii) giving full effect to and deducting all expenses reasonably related to the development, commercialization, manufacture and sale of products incorporating the BDS Technology and Tatton Technology, including, but not limited to, royalty payments due to third parties; and (ii) make reasonable allocation of all costs and expenses including, but not limited to development costs and overhead costs, among its various activities (including those related to the BDS Technology and those which do not relate to the BDS Technology but which relate to or support the development or commercialization of Tatton products which are reasonably anticipated to utilize the BDS Technology) so that the allocation of such expenses and royalties to the sale of products incorporating the BDS Technology are reasonable in relationship to the overall business and activities being conducted by Tatton. Tatton shall pay all royalties due hereunder, on or before the 10th day of each month. All royalty payments shall be accompanied by a written report specifying Net Profits. BDS shall have the right to inspect the books and records of Tatton at any reasonable time during normal business hours. Notwithstanding the foregoing, royalties due BDSI shall not be less than five percent (5%) of the gross proceeds realized by Tatton Technologies in connection with the marketing, sale, assignment or sublicense of the BDSI Technology (the "Gross Proceeds"). Tatton Technologies shall pay all royalties due hereunder, on or before the 10th day of each month. All royalty payments shall be accompanied by a written report specifying Profits and Gross Proceeds. BDSI shall have the right to inspect the books and records of Tatton Technologies at any reasonable time during normal business hours.

         (i) SUBLICENSE AND ASSIGNMENT. Tatton may sublicense or assign the BDS Technology for the Designated Uses, or any part thereof, in the exercise of its discretion provided that the assignee or sublicensee is bound by the terms of this Agreement which are applicable thereto and that the appropriate royalty, as provided in Paragraph 3 above, is paid to BDS. Any sublicense or assignment shall require the prior approval of BDS which shall not be unreasonably withheld and which may provide reasonable protection that any Royalties due BDS will be timely paid and imposing termination provisions in the Sublicense or Assignment in the event of failure to timely pay Royalties. In the event of a subsequent merger of any of the parties hereto this agreement shall continue to be binding on and enforcible against the successor and the other parties to this Agreement.


     4.


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     5. REPRESENTATIONS AND WARRANTIES OF BDS. BDS makes the following representations and warranties to Tatton, each of which shall survive the closing of this Agreement:

          a) BDS is the licensee of the BDS Technology, subject to no claims, interests, or rights of any third party, which are inconsistent with or which will be breached by virtue of this Agreement.

          b) BDS has full right and authority to enter into this Agreement and to grant the Agreement provided for herein.

          c) BDS agrees to defend the BDS Technology for the Designated Uses from infringement upon the rights thereof by any third party.

The grant of this Sublicense does not require the prior approval of any third party which has not been obtained and does not violate or breach any agreement, license, or other obligations to which BDS is a party or to which the BDS Technology is subject.

     6. REPRESENTATIONS AND WARRANTIES OF TATTON. Tatton makes the following the representations and warranties to BDS, each of which shall survive the closing:

          a) Tatton has full right and authority to enter into this Agreement.

          b) Tatton is the licensee of the Tatton Technology, subject to no claims, interests, or rights of any third party, which are inconsistent with or which will be breached by virtue of this Agreement.

          c) The execution of this Agreement by Tatton will not breach any agreement to which Tatton is a party.

          d) Entering into and carrying out of this Agreement by Tatton does not require the consent or approval of any party which has not given such consent or approval.

          e) Tatton will exercise its reasonable efforts and good faith to commercialize the BDS Technology for Designated Uses.

Tatton will exercise its best efforts and good faith to assist BDS in the defense of the BDS Technology for Designated Uses in the event of infringement by any third party.

     7. NON-FRUSTRATION. Neither party to this Agreement shall commit any act or take any action which would frustrate or hamper the rights of the other parties under this Agreement. Each party shall act in good faith and engage in fair dealing when taking any action under or related to this Agreement.

     8. TERM. This Agreement shall continue in effect for the period of time in which the BDS Technology is protected by any patent. In the event of a material breach of this Agreement, the non-breaching party may terminate this Agreement providing the material default is not cured by the breaching party within 30 days written notice specifying the event of default and the intention to terminate. Tatton may terminate this Agreement upon 30 days written notice, provided that all Royalties due from Tatton and any Sublicensee or Assignee are paid in full.

     9. ARBITRATION. Any dispute arising under this Agreement shall be resolved solely by binding arbitration before the American Arbitration Association located in St. Louis,

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Missouri. The finding of the arbitrators shall be final and binding and shall constitute the sole and exclusive means for resolving any dispute under this Agreement. The rules of the American Arbitration Association shall be binding upon said arbitration. The determination of arbitrators may be reduced to a final judgment in any court of competent jurisdiction.

     10.  MISCELLANEOUS.

          (ii) This Agreement constitutes the entire understanding of the parties and shall not be amended or otherwise altered, except in writing, and executed by the parties hereto. This Agreement supersedes and replaces any and all prior oral and written agreements related to the subject matter hereof.

          (iii) Tatton and BDS each acknowledges that certain of their shareholders including, but not limited to the Hopkins Capital Group and its affiliates, are stockholders and/or members of management of BDS, its Parent and Tatton (the "Overlapping and Conflicted Interest"). Such Overlapping and Conflicted Interest has been the subject of full disclosure and BDS, its Parent and Tatton have each had the opportunity to ask questions and obtain further information regarding the Overlapping and Conflicted Interest. Tatton and BDS, by virtue of the execution of this Agreement, expressly waived the Overlapping and Conflicted Interest and any conflicts of interest which may result therefrom. By execution of this Agreement, BDS and Tatton each waive said Overlapping and Conflicted Interest and the resulting conflicts of interest as a defect or defense with regard to this Agreement or the subject matter hereof.

          (iv) This Agreement shall not be construed more stringently against either party, regardless of which party may have served as the draftsman.

          (v) This Agreement and the resolution of any dispute shall be governed by the laws of the State of Missouri.

          (vi) This Agreement has been prepared by Samuel S. Duffey, Duffey & Dolan, PA, which has, in the past, and may, in the future, provide advice or consultation to BDS, its Parent, Tatton and Hopkins Capital Group and their affiliates ("Disclosed Relationships"). Further, Mr. Duffey has disclosed that entities or Trusts affiliated with members of his family are stockholders of BDS' Parent. Mr. Duffey has advised BDS, its Parent and Tatton that he represented or has given advice to no party to this Agreement and that each party to this Agreement has been advised of their right to consult with independent legal counsel. BDS and Tatton, by execution of this Agreement, each expressly waive and release Mr. Duffey and Duffey & Dolan, PA from any and all conflicts of interest related to or resulting from the Disclosed Relationships or otherwise related to this Agreement or the subject matter hereof.

     IN WITNESS WHEREOF, the parties have set their hand and seal on the day and year first above written.

                                        Tatton Technologies, LLC



                                        By: /s/ Frank O'Donnell
                                            ---------------------------------
                                            Frank O'Donnell, Manager

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                              BioDelivery Sciences Inc.


                              By: /s/ Raphael Mannino
                                  ------------------------------------
                                  Raphael Mannino, President



                              BioDelivery Sciences International, Inc.


                              By: /s/ Donald L. Ferguson Sr. Exec. V.P.
                                  ------------------------------------
                                  Donald L. Ferguson, Senior Executive
                              Vice President